Exhibit 99.1

MeadWestvaco Corporation Global Headquarters 11013 West Broad Street Glen Allen VA 23060-5937 +1 804.327.7925 T +1 804.327.6209 F www.meadwestvaco.com

PRESS RELEASE

Media Contact	Investor Relations
Alison von Puschendorf tel: +1 804-327-7284 mediainquiries@meadwestvaco.com	Jason Thompson tel: +1 804-201-2556

MWV Agrees to Sell South Carolina Kraft Paper Mill

to KapStone Paper and Packaging for $485 Million

Richmond, VA (April 7, 2008) MeadWestvaco Corporation (NYSE: MWV) today announced a definitive agreement to sell its kraft paper mill in North Charleston, S.C., and related assets to KapStone Paper and Packaging Corporation (NASDAQ: KPPC) for $485 million in cash, subject to certain closing adjustments. KapStone has committed financing for the entire purchase price. Completion of the transaction is expected by the end of the third quarter 2008, and the company plans to use a substantial portion of after-tax proceeds to pay down debt. The company expects to report a modest gain upon completion of the sale.

“MWV’s growth strategy is focused on providing total packaging solutions for customers in growing global consumer products markets,” said John A. Luke, Jr., chairman and chief executive officer. “The North Charleston mill is an industry-leading facility and is well positioned to succeed in its markets, yet it is no longer an optimal fit with our long-term consumer packaging strategy.”

Included in the sale to KapStone is a lumber mill in Summerville, and chip mills located in Elgin, Hampton, Andrews and Kinards, S.C. At the close of the sale KapStone will own 100 percent of Cogen South, LLC, the mill’s on-site cogeneration facility. In 2007, the North Charleston mill produced 833,000 tons of saturating kraft, linerboard, and kraft folding carton board. The approximate 1,100 employees at these facilities will transition to KapStone immediately following the completion of the sale. The company will continue to provide wood fiber for the North Charleston mill through a fiber supply agreement.

Two MWV businesses will remain headquartered in the Charleston area – the Specialty Chemicals Division, which will continue to operate adjacent to and receive raw materials from the mill, and the Community Development and Land Management Group, which includes the company’s forestland operations. MWV will retain all of the 400,000 acres of forestland it currently owns in South Carolina.

About MWV

MeadWestvaco Corporation (NYSE: MWV) provides packaging solutions to many of the world’s most-admired brands in the food and beverage, media and entertainment, personal care, home and garden, cosmetics, and healthcare industries. The company has market-leading positions in its Consumer & Office Products and Specialty Chemicals businesses, and operates in more than 30 countries. MWV manages all of its forestlands in accordance with internationally recognized forest certification standards, and has been named to the Dow Jones Sustainability World Index for the fourth consecutive year. For more information, please visit us at www.meadwestvaco.com.

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